EXHIBIT 5.1

August 7, 2020

2233 Argentia Road, Suite 401

Mississauga, Ontario

L5N 2X7

Dear Sirs:

Re:  SunOpta Inc. Form S-8 Registration Statement

We have acted as Canadian counsel for SunOpta Inc. (the "Registrant") in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Registrant under the United States Securities Act of 1933 on August 7, 2020 relating to the registration of an additional 3,500,000 common shares of the Registrant (the "Additional Shares") pursuant to the SunOpta Inc. 2013 Stock Incentive Plan, as amended (the "2013 Plan").  The 2013 Plan originally reserved 1,250,000 common shares plus additional common shares reserved for purposes of the Registrant's 2002 Stock Option Plan, as Amended and Restated May 2011 (the "2002 Option Plan"). The Registrant previously registered an aggregate of 7,500,000 common shares for issuance under the 2002 Option Plan pursuant to three Registration Statements on Form S-8 (Registration Nos. 333-124911, 333-144827 and 333-176675) (the "Prior Form S-8s"). The Registrant has since combined the 2002 Option Plan into the 2013 Plan, as of May 28, 2013, and all future equity awards under the 2002 Option Plan will be made under the 2013 Plan.  According to the terms of the 2013 Plan, the common shares that were available for grant under the 2002 Option Plan as of May 28, 2013, and any common shares currently subject to options previously granted under the 2002 Option Plan that subsequently expire or terminate without being exercised, are included in the reserve of common shares available for issuance under the 2013 Plan. On May 10, 2016, the Registrant's shareholders approved an amendment to the 2013 Plan to increase the number of common shares reserved for issuance under the 2013 Plan from 1,250,000 to 3,000,000. The Registrant registered such additional 1,750,000 common shares pursuant to a Registration Statement on Form S-8 (Registration No. 333-211873). On May 24, 2017, the Registrant's shareholders approved further amendments to the 2013 Plan, which increased the number of common shares reserved for issuance under the 2013 Plan from 3,000,000 to 6,800,000. The Registrant registered such additional 3,800,000 common shares pursuant to a Registration Statement on Form S-8 (Registration No. 333-218515).  On May 30, 2019, the Registrant's shareholders approved further amendments to the 2013 Plan, which increased the number of common shares reserved for issuance under the 2013 Plan from 6,800,000 to 7,800,000.  The Registrant registered such additional 1,000,000 common shares pursuant to a Registration Statement on Form S-8 (Registration No. 333-233202).

We have made such examination of the corporate records of the Registrant and applicable laws as we have considered necessary or appropriate in the circumstances.  For purposes of certain factual matters relevant to the opinion below, we have relied on a certified copy, dated August 7, 2020 and executed by Jill Barnett, the Vice President, General Counsel and Corporate Secretary of the Corporation, of certain resolutions of the board of directors of the Registrant authorizing the further amendments to the 2013 Plan and reserving the Additional Shares for issuance.

We are solicitors qualified to practise law only in the Province of Ontario and therefore we express no opinions as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein which are in effect on the date hereof, and we disclaim any obligation or duty to update the opinions expressed below in the event of any change in such laws or any other circumstances after the date hereof.

On the basis of the foregoing we advise you that, in our opinion, when issued and, if applicable, paid for in accordance with the 2013 Plan, the Additional Shares will be legally issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.  In rendering the opinion that the Additional Shares will be "fully paid and non-assessable", such opinion indicates that (i) holders of the Additional Shares cannot be required to contribute any further amounts to the Registrant by virtue of his, her or its status as holder of such shares, either in order to complete payment for the Additional Shares, to satisfy claims of creditors or otherwise; and (ii) the issuance of such Additional Shares is not subject to any statutory pre-emptive rights, resale rights, rights of first refusal or similar rights of any shareholder of the Registrant.  No opinion is expressed as to the adequacy of any consideration received for such Additional Shares.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm's name in the Registration Statement.

Yours very truly,

"Wildeboer Dellelce LLP